Exhibit 15.1

November 3, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

RE:                              ECOLAB INC. 2002 STOCK INCENTIVE PLAN

Commissioners:

We are aware that our reports dated April 21, 2005, July 25, 2005 and October 21, 2005, on our reviews of interim financial information of Ecolab Inc. (the “Company”) for the three-month periods ended March 31, 2005 and 2004, for the three- and six-month periods ended June 30, 2005 and 2004, and for the three- and nine-month periods ended September 30, 2005 and 2004, and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005, respectively, are incorporated by reference in this Registration Statement on Form S-8.

Yours very truly,

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Minneapolis, Minnesota